CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment on Form N-4 of Variable Annuity Account Seven of American General Life Insurance Company (“Variable Annuity Account Seven”) of our report dated April 26, 2018, relating to the financial statements of Variable Annuity Account Seven, which appears in the Post-Effective Amendment No. 11 to the registration statement on Form N-4 (File No 333-185790). We also consent to the incorporation by reference in this Registration Statement of our report dated April 26, 2018, relating to the consolidated financial statements of American General Life Insurance Company which appears in the Post-Effective Amendment No. 11 to the registration statement on Form N-4 (File No 333-185790). We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 5, 2018